[KPMG Peat Marwick LLP letterhead]



                          Independent Auditors' Consent


The Board of Directors
1ST BANCORP:

We consent to incorporation by reference in the registration statement (No. 33-13145) on Form S-8 of 1ST BANCORP of our report dated July 17, 1997, relating to the consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of 1ST BANCORP.




/s/ KPMG Peat Marwick LLP
Indianapolis, Indiana
September 25, 1997